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                                                                    EX-99.1

Monday January 17, 11:33 am Eastern Time

Company Press Release

SOURCE: QRS Corporation

QRS Enters Agreement to Acquire E-Commerce Imaging Leader

RICHMOND, Calif., Jan. 17 /PRNewswire/ -- QRS Corporation (Nasdaq:
QRSI - news) announced today that it has entered an agreement to acquire Image Info, Inc., the leading provider of digital imaging software and photography services to the retail industry for use in Internet, e-retailing, and electronic commerce practices. The acquisition will solidify QRS' position as a leading provider of B2B e-commerce transaction, content, application and marketplace services for the retail industry.

"The acquisition of Image Info will allow us to offer critical imaging software and services to our customers," said John Simon, CEO for QRS. "Retailers and vendors are in strong need of advanced imaging solutions to display images on their Internet sites, as well as to use internally for a wide variety of inventory management and marketing purposes. These new value-added products and services will allow us to expand the capabilities and penetration of current services such as QRS Keystone(TM) and Tradeweave."

Image Info, Inc., founded in 1994, services over 250 customers in the retail industry. Image Info's customers include vendors such as Calvin Klein, Hugo Boss, Jones Apparel Group, Liz Claiborne, and Warnaco, retailers such as Federated and Bed Bath and Beyond, as well as e-retailers including Kitchenetc.com and Fortunoff.com. "We are looking forward to becoming part of the QRS organization," said Jim Killough, chairman for Image Info. "The combination of services, customer base and knowledge of industry needs will allow us to provide integrated value-added EC services to existing and future customers across the entire spectrum of the retail industry."

With the acquisition of Image Info, QRS will be able to offer clients robust product imaging services through QRS Keystone, the largest catalog of product-specific U.P.C. and information in the retail industry. Due to the increase in Internet sites and related activity, retailers and vendors have a strong need to have images of their products, in addition to descriptive data. Image Info will also provide value-added content and imaging to Tradeweave, an online business-to-business community and marketplace for the retail industry. Tradeweave will use Image Info services to provide images for merchandise listed and sold over the Internet. Tradeweave will further leverage Image Info's content from trade conferences, fashion shoots and shows. The transaction is expected to enhance QRS' current recurring revenue stream.

QRS is a leading provider of business-to-business electronic commerce services to the retail industry. The Company's services help its more than 8,700 retailer, vendor,


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manufacturer and carrier customers to leverage information, electronic networks, and Internet technologies to more rapidly anticipate and respond to consumer demand, manage inventory levels, exchange business documents and information, and reduce operating costs. These services provide a network and the functionality that enables retail industry trading partners to transact business, share information and collaborate worldwide. QRS services, which are delivered over the Internet and proprietary networks, are organized into four major categories: eCommerce Services, Content Services, Application Services, and Marketplace Services. For more information, visit the company's website at www.qrs.com.

Image Info, Inc. was founded in 1994 by Craig Schlossberg and Jonathan Pinsky, who will continue to lead the development of high-performance software products and digital imaging services that reflect the company's unique understanding of the fashion, textile, cosmetic and gift industries. Image Info's innovative approach is evident in a new class of business-to-business applications that allows users to access and communicate images and information through multiple channels, both within and beyond organizational boundaries. Image Info Pro(R) is an award-winning software suite that fully automates the sales process, simplifies catalog creation and store planning and optimizes the design, production and customer service functions through a customized series of business solutions. There are over 1200 installations of Image Info Pro software worldwide. Image Info's Digital Imaging Group is New York's leading provider of digital and Virtual Reality photography for print, multimedia or e-commerce applications. The company's client roster is comprised of over 250 of the industry's most influential companies.

Statements contained in this press release which are not historical facts are forward-looking statements subject to risks and uncertainties as discussed more fully in QRS Corporation's filings with the SEC, including its most recent Form 10-K and Form 10-Q.

NOTE: QRS is a registered trademark with the U.S. Patent and Trademark Office. QRS Keystone is a trademark of QRS Corporation and Tradeweave is a trademark of Tradeweave, Inc.

SOURCE: QRS Corporation